Joint Filer Information

Name:  Stephen F. Mandel, Jr.
Address:  c/o Lone Pine Capital LLC, Two Greenwich Plaza, Greenwich, Connecticut 06830
Designated Filer:  Lone Pine Capital LLC
Issuer & Ticker Symbol:  Kinder Morgan, Inc. [KMI]
Date of Event Requiring Statement:   05/25/12

Signature:                /s/ Stephen F. Mandel, Jr.
                                  -----------------------------------------------------------
                          Name: Stephen F. Mandel, Jr.